Exhibit 99.1

Transatlantic Holdings, Inc. Updates its Preliminary Estimate of First Quarter Catastrophe Costs to Include the Tohoku Earthquake in Japan

NEW YORK--(BUSINESS WIRE)--April 5, 2011--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that it expects to incur total net catastrophe costs (net of reinstatement premiums and reinsurance) in the first quarter of 2011 of approximately $355 million, net of tax, based on its preliminary assessment of the impact of all catastrophe events that have occurred in the quarter.

The total for the quarter includes catastrophe costs related to the Tohoku Earthquake, which occurred off the coast of Northeast Japan, and ensuing tsunami of approximately $240 million, net of tax, and contemplates an industry loss of between $25 billion and $30 billion. The quarterly total also includes TRH’s present estimate related to first quarter 2011 events in Australia and the February earthquake in Christchurch, New Zealand of approximately $115 million, net of tax.

The calculation of these estimates involves a significant amount of judgment and is heavily reliant on industry loss predictions, preliminary data from cedants, output from catastrophe modeling software and market share analysis. Due to the preliminary nature of information used to prepare these estimates, among other factors, the ultimate costs that TRH will incur related to these events may differ materially from these estimates.

Robert F. Orlich, President and Chief Executive Officer, commented, “We wish to extend our deepest sympathies to all those who are suffering as a result of the tragic events of the first quarter in the Asia-Pacific region and acknowledge the heroic efforts of those assisting in the monumental task of recovering from these events. We also want to extend our thanks to our local staff for their steadfast courage and resolve at this difficult time. Our teams on the ground are supported by the considerable resources of Transatlantic’s worldwide organization as they continue to serve our clients in the region.

“While these are significant events, Transatlantic remains financially strong, with stockholders’ equity as of December 31, 2010 of $4.3 billion, and firmly dedicated to serving its diverse customer base worldwide.”

Caution concerning forward-looking statements:

This press release contains forward-looking statements, including management’s beliefs regarding the aggregate net impact on TRH from recent catastrophe events, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH’s Annual Report on Form 10-K for the year ended December 31, 2010 as well as its other and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ― structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit — www.transre.com — for additional information about TRH.

CONTACT:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292